UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2012

The Dolan Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33603	43-2004527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota		55402
(Address of Principal Executive Offices)		(Zip Code)

(612) 317-9420

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 5, 2012, The Dolan Company (the “Company”) entered into a third amendment (the “Amendment”) to its Third Amended and Restated Credit Agreement, dated as of December 6, 2010, among the Company, its consolidated subsidiaries, the lenders from time to time party thereto, U.S. Bank National Association, as a lender, LC issuer, swing line lender, lead arranger, sole bookrunner, and as administrative agent for the lenders, and Wells Fargo Bank, National Association, as a lender and as syndication agent (as heretofore amended, the “Credit Agreement”).

Among other changes, the Amendment relaxes the financial covenant ratios applicable to the Company, permits the issuance of up to $75 million of subordinated or convertible debt, accelerates and increases the conversion of a portion of the revolving credit facility to a term loan such that $100 million converted on October 5, 2012 (whereas $50 million had been scheduled to convert in December 2012), adds a provision requiring the Company, commencing at the end of the 2013 fiscal year, to prepay the term loans in an amount equal to 50% of Excess Cash Flow (as defined in the Amendment) if the Company’s Total Cash Flow Leverage Ratio (as defined in the Credit Agreement) is 3 to 1 or higher, and reduces the amount the Company may expend to acquire other businesses without the consent of the Required Lenders (as defined in the Credit Agreement). The Amendment also adds three new pricing levels that correspond to the higher levels of the Total Cash Flow Leverage Ratio permitted by the Amendment.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated by reference herein; the Credit Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2010 and is incorporated by reference herein; the First Amendment to the Credit Agreement, which was filed as Exhibit 10 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2011 and is incorporated by reference herein; and the Second Amendment to the Credit Agreement, which was filed as Exhibit 10.49 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement

In connection with a restructuring of certain of the Company’s Florida operations, the Services Agreement between the Company’s majority-owned subsidiary American Processing Company, LLC (d/b/a NDeX) and James E. Albertelli, P.A. (and for certain purposes, James E. Albertelli individually) (collectively, “Albertelli”), dated October 1, 2009, as amended on July 12, 2010 and November 15, 2011 (the “Services Agreement”), has been terminated pursuant to a Master Settlement Agreement dated October 10, 2012 among the affected parties.

Under the Services Agreement, NDeX had provided Albertelli with certain non-legal services related to processing foreclosures of residential real estate in Florida (the “Services”). Pursuant to the Master Settlement Agreement, NDeX has sold to Albertelli certain assets NDeX used to deliver the Services, and Albertelli agreed to offer employment to approximately 150 employees of NDeX who had been engaged in providing the Services. The Master Settlement Agreement also provides a payment plan for amounts owed to NDeX by Albertelli, provides for the resignation of James E. Albertelli from his position with NDeX, and includes a long-term license by Albertelli of NDeX’s Veritas processing software.

Item 2.02 Results of Operations and Financial Condition

On October 10, 2012, the Company issued a press release disclosing information regarding its expected financial results for the three months ended September 30, 2012. A copy of this press release is being furnished with this current report as Exhibit 99 hereto and is incorporated into this Item 2.02 by reference.

Item 2.06 Material Impairments

The Company’s management determined on October 10, 2012 that a material pre-tax charge for impairment of certain finite-lived intangible assets and goodwill totaling up to $165 million will be required as a result of the termination of the Services Agreement described in Item 1.02 above and the current depressed operating results of the mortgage default processing industry. Management does not expect this charge to result in future cash expenditures. The information provided in Item 1.02 is incorporated into this Item 2.06 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibits

10	Third Amendment to Third Amended and Restated Credit Agreement, dated as of October 5, 2012, by and among the Company, its consolidated subsidiaries, the lenders from time to time party to the Credit Agreement, U.S. Bank National Association, as a lender, LC issuer, swing line lender, and as administrative agent for the lenders, and Wells Fargo Bank, National Association, as a lender and as syndication agent.

99	Press Release of the Company dated October 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOLAN COMPANY

Date: October 10, 2012	/s/ Vicki J. Duncomb
Name: Vicki J. Duncomb
Its: Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibits

10	Third Amendment to Third Amended and Restated Credit Agreement, dated as of October 5, 2012, by and among the Company, its consolidated subsidiaries, the lenders from time to time party to the Credit Agreement, U.S. Bank National Association, as a lender, LC issuer, swing line lender, and as administrative agent for the lenders, and Wells Fargo Bank, National Association, as a lender and as syndication agent.

99	Press Release of the Company dated October 10, 2012.